Exhibit 5.1

BEIJING BRUSSELS DUBAI FRANKFURT JOHANNESBURG LONDON LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO SEOUL SHANGHAI WASHINGTON	Covington & Burling LLP One CityCenter 850 Tenth Street, NW Washington, DC 20001-4956 T +1 202 662 6000

August 16, 2022

Acorda Therapeutics, Inc.

2 Blue Hill Plaza, 3rd Floor

Pearl River, New York 10965

Ladies and Gentlemen:

We have acted as counsel to Acorda Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of 2,100,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), consisting of 1,800,000 shares of Common Stock (the “Incentive Plan Shares”) issuable under the Company’s 2015 Omnibus Incentive Compensation Plan (the “Incentive Plan”) and 300,000 shares of Common Stock (the “Inducement Shares” and, together with the Incentive Plan Shares, the “Shares”) issuable under the Company’s 2016 Inducement Plan (the “Inducement Plan”), pursuant to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on the date hereof (such registration statement is referred to herein as the “Registration Statement”).

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that the Incentive Plan Shares and the Inducement Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Incentive Plan and the Inducement Plan, respectively, and any individual agreements relating to such Shares, the Shares will be validly issued, fully paid and non-assessable.

We are members of the bar of the District of Columbia. We do not express any opinion herein on any laws other than the General Corporation Law of the State of Delaware and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Covington & Burling LLP